Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ed Moreland Media Relations Rockwell Automation 571.296.0391	Aijana Zellner Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2023 Results; Introduces Fiscal 2024 Guidance
•Fourth quarter reported sales up 20.5% year over year; organic sales up 17.7% year over year
•Fourth quarter diluted EPS of $2.61 down (10)% year over year; adjusted EPS of $3.64 up 20% year over year
•Full year reported sales up 16.7% year over year; organic sales up 16.9% year over year
•Total ARR grew 16% year over year
•Full year fiscal 2023 diluted EPS of $11.95 and adjusted EPS of $12.12; up 50% and 28% year over year, respectively
•Full year fiscal 2023 cash provided by operating activities of $1.4 billion and free cash flow of $1.2 billion; up 67% and 78% year over year, respectively
•Fiscal 2024 guidance:
◦Reported sales growth of 0.5% - 6.5%; organic sales growth of (2.0)% - 4.0%
◦Diluted EPS $11.49 - $12.99; Adjusted EPS $12.00 - $13.50
MILWAUKEE (November 2, 2023) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2023 fourth quarter and full year results and introduced fiscal 2024 guidance.
"Our strong execution and continued improvement in lead times helped us deliver over 20% year-over-year growth in both sales and earnings this quarter, with double-digit sales growth in all regions and business segments. Rockwell’s resilient operating model, continued investments in new ways to win, and customer-focused culture enabled us to significantly exceed our full-year FY23 growth and performance targets,” said Blake Moret, Chairman and CEO.

Fiscal Q4 2023 Financial Results
Fiscal 2023 fourth quarter sales were $2,563 million, up 20.5% compared to $2,126 million in the fourth quarter of fiscal 2022. Organic sales increased 17.7%, currency translation increased sales by 1.4%, and acquisitions increased sales by 1.4%.
Fiscal 2023 fourth quarter net income attributable to Rockwell Automation was $303 million or $2.61 per share, compared to $338.9 million or $2.91 per share in the fourth quarter of fiscal 2022. The decreases in net income attributable to Rockwell Automation and EPS were primarily due to a non-cash accounting charge for impairment of goodwill for our Sensia joint venture ("the Sensia goodwill impairment"), partially offset by higher total segment operating earnings. Fiscal 2023 fourth quarter adjusted EPS was $3.64, up 19.7% compared to $3.04 in the fourth quarter of fiscal 2022, primarily due to higher sales, partially offset by higher investment spend and incentive compensation.
Pre-tax margin was 12.4% in the fourth quarter of fiscal 2023 compared to 19.1% in the same period last year. The decrease was primarily due to the Sensia goodwill impairment.
Total segment operating earnings were $572 million in the fourth quarter of fiscal 2023, up 15.5% compared to $495 million in the same period of fiscal 2022. Total segment operating margin was 22.3% in the fourth quarter compared to 23.3% a year ago. The decrease in segment operating margin was primarily due to higher investment spend and incentive compensation, mostly offset by higher sales volume.
Cash flow generated by operating activities in the fourth quarter of fiscal 2023 was $840 million, compared to $399 million in the fourth quarter of fiscal 2022. Free cash flow was $776 million compared to $359 million in the fourth quarter of fiscal 2022. Increases in cash flow provided by operating activities and free cash flow were primarily due to improvements in working capital and higher pre-tax income.
Fiscal 2023 Full Year Financial Results
Sales were $9,058 million in fiscal 2023, up 16.7% from $7,760 million in fiscal 2022. Organic sales increased 16.9%, currency translation decreased sales by 1.4%, and acquisitions increased sales by 1.2%.

Fiscal 2023 net income attributable to Rockwell Automation was $1,387 million or $11.95 per share, compared to $932 million or $7.97 per share in fiscal 2022. The increases in net income and EPS attributable to Rockwell Automation were primarily due to higher total segment operating earnings and fair value adjustments related to our previous investment in PTC ("the PTC adjustments"), partially offset by the Sensia goodwill impairment. Fiscal 2023 Adjusted EPS was $12.12, up 27.7% compared to $9.49 in fiscal 2022. The increase in adjusted EPS was primarily due to higher sales partially offset by higher investment spend and higher incentive compensation.
Pre-tax margin was 17.8% in fiscal 2023, compared to 13.8% last year. The increase was primarily due to higher sales and the PTC adjustments, partially offset by higher investment spend, higher incentive compensation, and the Sensia goodwill impairment.
Total segment operating earnings were $1,930 million in fiscal 2023, up 25.1% from $1,543 million in fiscal 2022. Total segment operating margin was 21.3% compared to 19.9% a year ago. The increase was due to higher sales, partially offset by higher investment spend and higher incentive compensation.
Cash flow generated by operating activities in fiscal year 2023 was $1,375 million, compared to $823 million in fiscal 2022. Free cash flow was $1,214 million compared to $682 million last year. Increases in cash flow provided by operating activities and free cash flow were driven by higher pre-tax income.

Fiscal Year 2024 Outlook
The table below provides guidance for sales growth and earnings per share for fiscal 2024. Our guidance reflects our year-end backlog, improving product lead times, and our assumptions on order normalization.

Sales Growth Guidance		EPS Guidance
Reported sales growth	0.5% - 6.5%	Diluted EPS	$11.49 - $12.99
Organic sales growth (1)	(2.0)% - 4.0%	Adjusted EPS (1)	$12.00 - $13.50
Inorganic sales growth	~1.0%
Currency translation	~1.5%
(1) Organic sales growth and Adjusted EPS are non-GAAP measures. See Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate Reconciliation for more information on these non-GAAP measures.
Note: Guidance includes estimated impact of Clearpath Robotics and Verve Industrial Protection acquisitions in fiscal year 2024.

“As we look to FY24, we are confident in Rockwell’s ability to grow share by helping customers scale new production facilities, address workforce challenges, and strengthen overall business resilience with new technologies and services. Even in this dynamic macro environment, our streamlined organization and strong focus on productivity enable us to continue to grow earnings while investing in key areas of growth. We are especially excited about the new value from our recent acquisitions of Clearpath autonomous mobile robot hardware and software, and Verve cybersecurity solutions,” Moret continued.

Following is a discussion of quarter and full year results for our business segments.
Intelligent Devices
Intelligent Devices fiscal 2023 fourth quarter sales were $1,171 million, an increase of 22.3% compared to $957 million in the same period last year. Organic sales increased 17.8%, currency translation increased sales by 1.7%, and the acquisition of CUBIC increased sales by 2.8%. Segment operating earnings were $249 million in the fourth quarter of fiscal 2023 compared to $213 million in the same period last year. Segment operating margin decreased to 21.3% in the fourth quarter of fiscal 2023 from 22.3% a year ago.

Intelligent Devices fiscal 2023 sales were $4,098 million, an increase of 15.6% from $3,545 million last year. Organic sales increased 14.6%, currency translation decreased sales by 1.3% and the acquisition of CUBIC increased sales by 2.3%. Segment operating earnings were $828 million in fiscal 2023 compared to $718 million in fiscal 2022. Segment operating margin was 20.2% in fiscal 2023, unchanged from a year ago.
Software & Control
Software & Control fiscal 2023 fourth quarter sales were $821 million, an increase of 24.9% compared to $657 million in the same period last year. Organic sales increased 23.4% and currency translation increased sales by 1.5%. Segment operating earnings were $275 million in the fourth quarter of fiscal 2023 compared to $227 million in the same period last year. Segment operating margin decreased to 33.5% in the fourth quarter of fiscal 2023 from 34.5% a year ago.
Software & Control fiscal 2023 sales were $2,886 million, an increase of 24.8% from $2,313 million last year. Organic sales increased 26.1% and currency translation decreased sales by 1.3%. Segment operating earnings were $953 million in fiscal 2023 compared to $667 million in fiscal 2022. Segment operating margin increased to 33.0% in fiscal 2023 from 28.8% a year ago, primarily due to higher sales, partially offset by higher investment spend, and higher incentive compensation.

Lifecycle Services
Lifecycle Services fiscal 2023 fourth quarter sales were $571 million, an increase of 11.6% compared to $512 million in the same period last year. Organic sales increased 10.2%, currency translation increased sales by 0.9%, and an acquisition increased sales by 0.5%. Segment operating earnings were $47.8 million in the fourth quarter of fiscal 2023 compared to $54.7 million in the same period last year. Segment operating margin decreased to 8.4% in the fourth quarter of fiscal 2023 from 10.7% a year ago, primarily due to higher incentive compensation and restructuring costs, partially offset by higher sales volume.
Lifecycle Services fiscal 2023 sales were $2,074 million, an increase of 9.0% from $1,903 million last year. Organic sales increased 10.0%, currency translation decreased sales by 1.6%, and acquisitions increased sales by 0.6%. Segment operating earnings were $148 million in fiscal 2023 compared to $158 million in fiscal 2022. Segment operating margin decreased to 7.2% in fiscal 2023 from 8.3% a year ago. The benefit of higher sales was more than offset by higher incentive compensation costs and one-time expenses to expand future profitability.

Supplemental Information
ARR - Total ARR and Organic ARR grew 16% compared to the end of the fourth quarter of fiscal 2022.

Corporate and Other - Fiscal 2023 fourth quarter corporate and other expense was $39.1 million compared to $35.1 million in the fourth quarter of 2022. Corporate and other expense was $128 million for the full fiscal year 2023 compared to $105 million in fiscal 2022 The increase was primarily due to the mark-to-market adjustments related to our deferred and non-qualified compensation plans.
Purchase accounting depreciation and amortization, and impairment - Fiscal 2023 fourth quarter Purchase accounting depreciation and amortization, and impairment expense was $185 million, up $159 million from the fourth quarter of fiscal 2022. Full year fiscal 2023 Purchase accounting depreciation and amortization, and impairment expense was $264 million, up $161 million from fiscal 2022. The increases were primarily due to the Sensia goodwill impairment.
Tax - On a GAAP basis, the effective tax rate in the fourth quarter of fiscal 2023 was 35.2% compared to 17.2% in the fourth quarter of 2022. The adjusted effective tax rate for the fourth quarter of fiscal 2023 was 17.0% compared to 17.8% in the fourth quarter of 2022. The effective tax rate for the full fiscal year 2023 was 20.5% compared to 14.4% in fiscal 2022. The adjusted effective tax rate for the full fiscal year 2023 was 16.4% compared to 16.0% in fiscal 2022. The increases in the effective tax rate in the fourth quarter and full year were primarily due to a valuation allowance established on certain deferred tax assets of our Sensia joint venture and tax effects of the related goodwill impairment.
Share Repurchases - The Company repurchased 0.2 million shares of its common stock at a cost of $54.7 million during the fourth quarter of fiscal 2023. For the full fiscal year 2023, the Company repurchased 1.2 million shares of its common stock at a cost of $311 million. At September 30, 2023, $0.9 billion remained available under our existing share repurchase authorization.
Return on Invested Capital (ROIC) - ROIC was 20.9% for fiscal year 2023 compared to 15.2% for fiscal year 2022. The increase was primarily driven by higher pre-tax income, partially offset by a higher effective tax rate and higher invested capital.

Definitions
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, adjusted income, adjusted EPS, adjusted effective tax rate, free cash flow, free cash flow conversion, and ROIC are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Organic ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Organic ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency translation and acquisitions, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Organic ARR on a constant currency basis. When we acquire businesses, we exclude the effect of ARR in the current period for which there was no comparable ARR in the prior period. We believe that Organic ARR provides useful information to investors because it reflects our recurring revenue performance period over period without the effect of acquisitions and changes in currency exchange rates. Organic ARR growth is also used as a financial measure of performance for our annual incentive compensation. Our measure of ARR may be different from measures used by other companies. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.
Total ARR - Total ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency. The effects of currency translation are excluded by calculating Total ARR on a constant currency basis. Total ARR includes acquisitions even if there was no comparable ARR in the prior period. We believe that Total ARR provides useful information to investors because it reflects our recurring revenue performance period over period including the effect of acquisitions.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Thursday, November 2, 2023. The call will be an audio webcast and accessible on the Rockwell Automation website (https://ir.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: (888) 330-2022 in the U.S. and Canada; (646) 960-0690 for other countries. Use the following passcode: 5499533. Please dial in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through December 2, 2023.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•macroeconomic factors, including inflation, global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), commodity prices, currency exchange rates, the cyclical nature of our customers’ capital spending, and sovereign debt concerns;
•the availability and price of components and materials;
•the severity and duration of disruptions to our business due to pandemics, natural disasters (including those as a result of climate change), acts of war, strikes, terrorism, social unrest or other causes, liquidity and financial markets, demand for our hardware and software products, solutions, and services, our supply chain, our work force, our liquidity and the value of the assets we own;
•the availability, effectiveness, and security of our information technology systems;
•our ability to attract, develop, and retain qualified employees;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions, and services;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, trade controls (including sanctions placed on Russia), cybersecurity, and climate change;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•the successful execution of our cost productivity initiatives;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•the availability and cost of capital;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.
Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 29,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Sales (a)	$2,562.9	$2,126.3	$9,058.0	$7,760.4
Cost of sales	(1,507.4)	(1,239.9)	(5,341.0)	(4,658.4)
Gross profit (b)	1,055.5	886.4	3,717.0	3,102.0
Selling, general and administrative expenses (c)	(551.6)	(448.7)	(2,023.7)	(1,766.7)
Change in fair value of investments (1)	(10.0)	1.4	279.3	(136.9)
Other income (expense)	12.0	(0.6)	(71.3)	(1.6)
Goodwill impairment	(157.5)	—	(157.5)	—
Interest expense	(31.0)	(32.7)	(135.3)	(123.2)
Income before income taxes	317.4	405.8	1,608.5	1,073.6
Income tax provision	(111.7)	(69.8)	(330.5)	(154.5)
Net income	205.7	336.0	1,278.0	919.1
Net loss attributable to noncontrolling interests	(97.2)	(2.9)	(109.4)	(13.1)
Net income attributable to Rockwell Automation, Inc.	$302.9	$338.9	$1,387.4	$932.2

Gross profit as percent of sales (b/a)	41.2%	41.7%	41.0%	40.0%
SG&A as percent of sales (c/a)	21.5%	21.1%	22.3%	22.8%
(1) Primarily relates to the change in fair value of our previous investment in PTC.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Sales
Intelligent Devices (a)	$1,170.7	$957.4	$4,098.2	$3,544.6
Software & Control (b)	821.0	657.2	2,886.0	2,312.9
Lifecycle Services (c)	571.2	511.7	2,073.8	1,902.9
Total sales (d)	$2,562.9	$2,126.3	$9,058.0	$7,760.4
Segment operating earnings
Intelligent Devices (e)	$248.8	$213.2	$828.2	$717.6
Software & Control (f)	275.1	227.0	953.2	666.7
Lifecycle Services (g)	47.8	54.7	148.4	158.3
Total segment operating earnings (1) (h)	571.7	494.9	1,929.8	1,542.6
Purchase accounting depreciation and amortization, and impairment	(184.6)	(25.8)	(264.4)	(103.9)
Corporate and other	(39.1)	(35.1)	(127.9)	(104.7)
Non-operating pension and postretirement benefit credit (cost)	4.8	0.3	(82.7)	(4.7)
Change in fair value of investments	(10.0)	1.4	279.3	(136.9)
Interest expense, net	(25.4)	(29.9)	(125.6)	(118.8)
Income before income taxes (i)	317.4	405.8	1,608.5	1,073.6
Income tax provision	(111.7)	(69.8)	(330.5)	(154.5)
Net income	205.7	336.0	1,278.0	919.1
Net loss attributable to noncontrolling interests	(97.2)	(2.9)	(109.4)	(13.1)
Net income attributable to Rockwell Automation, Inc.	$302.9	$338.9	$1,387.4	$932.2

Diluted EPS	$2.61	$2.91	$11.95	$7.97

Adjusted EPS (2)	$3.64	$3.04	$12.12	$9.49

Average diluted shares for diluted EPS	115.6	115.8	115.6	116.7

Pre-tax margin (i/d)	12.4%	19.1%	17.8%	13.8%

Segment operating margin
Intelligent Devices (e/a)	21.3%	22.3%	20.2%	20.2%
Software & Control (f/b)	33.5%	34.5%	33.0%	28.8%
Lifecycle Services (g/c)	8.4%	10.7%	7.2%	8.3%
Total segment operating margin (1) (h/d)	22.3%	23.3%	21.3%	19.9%
(1) Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, impairment, corporate and other, non-operating pension and postretirement benefit credit (cost), change in fair value of investments, interest expense, net, and income tax provision because we do not consider these items to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
(2) Adjusted EPS is a non-GAAP earnings measure that excludes purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation, non-operating pension and postretirement benefit credit (cost), change in fair value of investments, and net loss attributable to noncontrolling interests, including their respective tax effects and related valuation allowances. See "Other Supplemental Information - Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit credit (cost) and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2023	September 30, 2022
Assets
Cash and cash equivalents	$1,071.8	$490.7
Receivables	2,167.4	1,736.7
Inventories	1,404.9	1,054.2
Property, net	684.2	586.5
Operating lease right-of-use assets	349.4	321.0
Goodwill and intangibles	4,381.6	4,426.0
Long-term investments	157.1	1,056.0
Other assets	1,087.6	1,087.6
Total	$11,304.0	$10,758.7
Liabilities and Shareowners’ Equity
Short-term debt	$103.3	$968.4
Accounts payable	1,150.2	1,028.0
Long-term debt	2,862.9	2,867.8
Operating lease liabilities	285.3	263.5
Other liabilities	3,158.9	2,614.3
Shareowners’ equity attributable to Rockwell Automation, Inc.	3,561.6	2,725.6
Noncontrolling interests	181.8	291.1
Total	$11,304.0	$10,758.7

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2023	2022
Operating activities:
Net income	$1,278.0	$919.1
Depreciation and amortization	250.4	238.9
Change in fair value of investments (1)	(279.3)	136.9
Retirement benefits expense	125.3	76.4
Pension contributions	(25.9)	(53.6)
Impairment of goodwill	157.5	—
Receivables/inventories/payables	(594.4)	(536.4)
Contract liabilities	106.8	102.0
Compensation and benefits	209.1	(78.2)
Income taxes	4.0	(162.9)
Other operating activities	143.1	180.9
Cash provided by operating activities	1,374.6	823.1
Investing activities:
Capital expenditures	(160.5)	(141.1)
Acquisition of businesses, net of cash acquired	(168.4)	(16.6)
Purchases of investments	(27.1)	(59.8)
Proceeds from sales and maturities of investments	1,210.4	213.5
Other investing activities	(0.1)	(3.8)
Cash provided by (used for) investing activities	854.3	(7.8)
Financing activities:
Net (repayments) issuance of short-term debt	(256.9)	40.8
Issuance of debt, net of discount and issuance costs	—	18.8
Repayment of debt	(618.6)	(210.0)
Cash dividends	(542.4)	(519.4)
Purchases of treasury stock	(311.5)	(301.3)
Proceeds from the exercise of stock options	88.5	57.9
Other financing activities	(34.7)	(21.0)
Cash used for provided by financing activities	(1,675.6)	(934.2)
Effect of exchange rate changes on cash	19.2	(52.6)
Increase (decrease) in cash, cash equivalents, and restricted cash (2)	$572.5	$(171.5)
(1) Primarily relates to the change in fair value of our previous investment in PTC.
(2) Cash, cash equivalents, and restricted cash at September 30, 2023 and 2022, includes restricted cash of $8.6 million and $17.2 million, respectively, recorded in Other assets in the Condensed Balance Sheet.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2023, compared to sales for the three and twelve months ended September 30, 2022:

	Three Months Ended September 30,
	2023				2022
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$1,473.6	$7.0	$(3.3)	$1,469.9	$1,309.8
EMEA	516.9	15.8	30.4	470.7	381.4
Asia Pacific	383.8	6.0	(11.7)	389.5	296.1
Latin America	188.6	0.1	16.0	172.5	139.0
Total	$2,562.9	$28.9	$31.4	$2,502.6	$2,126.3

	Twelve Months Ended September 30,
	2023				2022
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$5,224.0	$15.6	$(23.9)	$5,232.3	$4,722.0
EMEA	1,870.6	57.5	(26.3)	1,839.4	1,437.6
Asia Pacific	1,358.0	18.2	(80.5)	1,420.3	1,088.0
Latin America	605.4	0.1	22.8	582.5	512.8
Total	$9,058.0	$91.4	$(107.9)	$9,074.5	$7,760.4
The following is a reconciliation of reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2023, compared to sales for the three and twelve months ended September 30, 2022:

	Three Months Ended September 30,
	2023				2022
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$1,170.7	$26.4	$16.5	$1,127.8	$957.4
Software & Control	821.0	—	10.3	810.7	657.2
Lifecycle Services	571.2	2.5	4.6	564.1	511.7
Total	$2,562.9	$28.9	$31.4	$2,502.6	$2,126.3

	Twelve Months Ended September 30,
	2023				2022
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$4,098.2	$80.6	$(46.4)	$4,064.0	$3,544.6
Software & Control	2,886.0	—	(30.7)	2,916.7	2,312.9
Lifecycle Services	2,073.8	10.8	(30.8)	2,093.8	1,902.9
Total	$9,058.0	$91.4	$(107.9)	$9,074.5	$7,760.4
The following is a reconciliation of reported sales growth to organic sales growth for the three and twelve months ended September 30, 2023, compared to sales for the three and twelve months ended September 30, 2022:

	Three Months Ended September 30, 2023
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	12.5%	0.5%	(0.2)%	12.2%
EMEA	35.5%	4.1%	8.0%	23.4%
Asia Pacific	29.6%	2.0%	(3.9)%	31.5%
Latin America	35.7%	0.1%	11.5%	24.1%
Total	20.5%	1.4%	1.4%	17.7%

	Twelve Months Ended September 30, 2023
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	10.6%	0.3%	(0.5)%	10.8%
EMEA	30.1%	4.0%	(1.8)%	27.9%
Asia Pacific	24.8%	1.7%	(7.4)%	30.5%
Latin America	18.1%	—%	4.5%	13.6%
Total	16.7%	1.2%	(1.4)%	16.9%
The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and twelve months ended September 30, 2023, compared to sales for the three and twelve months ended September 30, 2022:

	Three Months Ended September 30, 2023
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	22.3%	2.8%	1.7%	17.8%
Software & Control	24.9%	—%	1.5%	23.4%
Lifecycle Services	11.6%	0.5%	0.9%	10.2%
Total	20.5%	1.4%	1.4%	17.7%

	Twelve Months Ended September 30, 2023
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	15.6%	2.3%	(1.3)%	14.6%
Software & Control	24.8%	—%	(1.3)%	26.1%
Lifecycle Services	9.0%	0.6%	(1.6)%	10.0%
Total	16.7%	1.2%	(1.4)%	16.9%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit (credit) cost, purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation, change in fair value of investments, and Net loss attributable to noncontrolling interests, including their respective tax effects and related valuation allowances.

Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation includes an accounting charge related to goodwill impairment for our Sensia joint venture. The tax effect of the purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation includes the tax effects on the Sensia joint venture goodwill impairment and related Sensia tax asset valuation allowances. Non-operating pension and postretirement benefit cost is defined as all components of our net periodic pension and postretirement benefit cost except for service cost. See Note 14 in the Consolidated Financial Statements for more information on our net periodic pension and postretirement benefit cost.

We believe that Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost (credit) for the three and twelve months ended September 30, 2023 and 2022 (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Service cost	$11.6	$15.0	$42.6	$71.7
Operating pension and postretirement benefit cost	11.6	15.0	42.6	71.7

Interest cost	36.2	36.7	151.9	136.9
Expected return on plan assets	(43.6)	(55.6)	(190.6)	(230.7)
Amortization of prior service (credit) cost	—	(0.4)	0.1	(0.2)
Amortization of net actuarial (gain) loss	(0.7)	4.6	(2.1)	60.1
Settlement and curtailment charges	3.3	14.4	123.4	38.6
Non-operating pension and postretirement benefit (credit) cost	(4.8)	(0.3)	82.7	4.7

Net periodic pension and postretirement benefit cost	$6.8	$14.7	$125.3	$76.4
The components of net periodic pension and postretirement benefit cost other than the service cost component are included in Other income (expense) in the Condensed Statement of Operations.

The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to adjusted income, adjusted EPS, and adjusted effective tax rate, respectively:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Net income attributable to Rockwell Automation	$302.9	$338.9	$1,387.4	$932.2
Non-operating pension and postretirement benefit (credit) cost	(4.8)	(0.3)	82.7	4.7
Tax effect of non-operating pension and postretirement benefit (credit) cost	1.0	(1.0)	(20.6)	(1.9)
Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation (1)	107.6	22.8	178.3	91.9
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation (1)	7.9	(5.5)	(9.4)	(22.3)
Change in fair value of investments (2)	10.0	(1.4)	(279.3)	136.9
Tax effect of change in fair value of investments (2)	(2.4)	0.3	67.6	(30.8)
Adjusted Income	$422.2	$353.8	$1,406.7	$1,110.7

Diluted EPS	$2.61	$2.91	$11.95	$7.97
Non-operating pension and postretirement benefit (credit) cost	(0.04)	—	0.72	0.04
Tax effect of non-operating pension and postretirement benefit (credit) cost	0.01	(0.01)	(0.18)	(0.02)
Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	0.93	0.20	1.54	0.78
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	0.07	(0.05)	(0.08)	(0.19)
Change in fair value of investments (2)	0.09	(0.01)	(2.42)	1.17
Tax effect of change in fair value of investments (2)	(0.03)	—	0.59	(0.26)
Adjusted EPS	$3.64	$3.04	$12.12	$9.49

Effective tax rate	35.2%	17.2%	20.5%	14.4%
Tax effect of non-operating pension and postretirement benefit (credit) cost	0.2%	0.3%	0.3%	0.1%
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	(18.0)%	0.3%	(3.7)%	0.6%
Tax effect of change in fair value of investments (2)	(0.4)%	—%	(0.7)%	0.9%
Adjusted Effective Tax Rate	17.0%	17.8%	16.4%	16.0%
(1) Includes $97.3 million net expense from $157.5 million goodwill impairment charge included in Income before income taxes, $33.1 tax effect from goodwill impairment and related valuation allowances recorded in Income tax provision, and ($93.3) million Net loss attributable to noncontrolling interests.
(2) Primarily relates to the change in fair value of our previous investment in PTC.

Fiscal 2024 Guidance

	Fiscal 2023 Results	Fiscal 2024 Guidance
Diluted EPS	$11.95	$11.49 - $12.99
Non-operating pension and postretirement benefit cost (credit)	0.72	(0.17)
Tax effect of non-operating pension and postretirement benefit cost (credit)	(0.18)	0.04
Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	1.54	0.82
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	(0.08)	(0.18)
Change in fair value of investments (1)	(2.42)	—
Tax effect of change in fair value of investments (1)	0.59	—
Adjusted EPS (2)	$12.12	$12.00 - $13.50

Effective tax rate	20.5%	~ 16.8%
Tax effect of non-operating pension and postretirement benefit cost	0.3%	~ —%
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	(3.7)%	~ 0.2%
Tax effect of change in fair value of investments (1)	(0.7)%	~ —%
Adjusted effective tax rate	16.4%	~ 17.0%

(1) The year ended September 30, 2023, included a gain on investment of ($279.3) million primarily due to the change in fair value of our previous investment in PTC. Fiscal 2024 guidance excludes estimates of changes in fair value of investments on a forward-looking basis due to variability, complexity, and limited visibility of these items.
(2) Fiscal 2024 guidance based on Adjusted Income attributable to Rockwell, which includes an adjustment for SLB's non-controlling interest in Sensia.

Note: Guidance as of November 2, 2023.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2021	Mar. 31, 2022	Jun. 30, 2022	Sep. 30, 2022	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Sep. 30, 2023
Cash (used for) provided by operating activities	$(12.0)	$90.8	$344.9	$399.4	$66.3	$187.1	$281.7	$839.5
Capital expenditures	(37.1)	(44.9)	(18.3)	(40.8)	(24.2)	(31.5)	(41.6)	(63.2)
Free cash flow	$(49.1)	$45.9	$326.6	$358.6	$42.1	$155.6	$240.1	$776.3

Free cash flow conversion (free cash flow as a percentage of adjusted income) is a non-GAAP financial measure, which reflects our ability to generate cash from the operations of our business while considering the capital investments required to maintain operations and execute our strategy as a ratio of our operating performance. We believe free cash flow conversion provides useful information to investors about our ability to convert operating performance into cash generation. Our measure of free cash flow conversion may be different from measures used by other companies.

The table below provides the calculation of free cash flow for fiscal years 2023 and 2022:

	Year Ended
	Sep. 30, 2023	Sep. 30, 2022
Free cash flow (a)	1,214.1	682.0
Adjusted Income (b)	1,406.7	1,110.7
Free cash flow conversion (a/b)	86%	61%
Return On Invested Capital
Our press release contains information regarding ROIC, which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net income, before Interest expense, Income tax provision, and Purchase accounting depreciation and amortization, and impairment, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of Short-term debt, Long-term debt, Shareowners’ equity, and Accumulated amortization of goodwill and other intangible assets, minus Cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	September 30,
	2023	2022
(a) Return
Net income	$1,278.0	$919.1
Interest expense	135.3	123.2
Income tax provision	330.5	154.5
Purchase accounting depreciation and amortization, and impairment	264.4	103.9
Return	$2,008.2	$1,300.7
(b) Average invested capital
Short-term debt	$847.6	$665.3
Long-term debt	2,866.5	3,346.3
Shareowners’ equity	3,401.2	2,826.6
Accumulated amortization of goodwill and intangibles	1,107.1	1,012.1
Cash and cash equivalents	(584.4)	(523.8)
Short-term and long-term investments	(5.4)	(5.3)
Average invested capital	$7,632.6	$7,321.2
(c) Effective tax rate
Income tax provision	330.5	154.5
Income before income taxes	$1,608.5	$1,073.6
Effective tax rate	20.5%	14.4%
(a) / (b) * (1-c) Return On Invested Capital	20.9%	15.2%